Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

The Hillshire Brands Company

at

$63.00 Net Per Share

by

HMB Holdings, Inc.

a wholly owned subsidiary of

Tyson Foods, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, AUGUST 12, 2014, UNLESS THE OFFER IS EXTENDED.

July 16, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by HMB Holdings, Inc., a Maryland corporation (“Purchaser”) and a wholly owned subsidiary of Tyson Foods, Inc. (“Tyson”), to act as the information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.01 per share, of The Hillshire Brands Company (the “Shares”), a Maryland corporation (“Hillshire Brands”), at a purchase price of $63.00 per Share, net to the seller in cash, without interest, subject to any withholding of taxes required by applicable law and upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 16, 2014 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

1.	The Offer to Purchase.

2.	The related Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.	Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, prior to the expiration of the Offer.

4.	A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	The letter to stockholders of Hillshire Brands from Sean Connolly, President and Chief Executive Officer of Hillshire Brands, accompanied by Hillshire Brands’ Solicitation/Recommendation Statement on Schedule 14D-9 dated July 16, 2014.

6.	IRS Form W-9 and instructions providing information relating to federal income tax backup withholding.

7.	A return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, AUGUST 12, 2014, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 1, 2014 (the “Merger Agreement”), among Hillshire Brands, Tyson and Purchaser. The Merger Agreement provides, among other things, that as soon as possible following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into Hillshire Brands (the “Merger”), with Hillshire Brands continuing as the surviving corporation and a wholly owned subsidiary of Tyson. At the effective time of the Merger, each outstanding Share (other than any Shares held by Hillshire Brands, Tyson or any subsidiary of Hillshire Brands or Tyson (including Purchaser)) will be converted into the right to receive the price per Share paid in the Offer, net to the seller in cash, without interest, subject to any withholding of taxes required by applicable law. No appraisal rights are available to holders of Shares in connection with the Offer, and we do not expect appraisal rights to be available to holders of Shares in connection with the Merger. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The Board of Directors of Hillshire Brands (the “Hillshire Brands Board”) has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Hillshire Brands and Hillshire Brands’ stockholders, (ii) approved the Merger Agreement and consummation of the transactions contemplated thereby and (iii) subject to the terms of the Merger Agreement, resolved to recommend that Hillshire Brands’ stockholders accept the Offer and tender their shares pursuant to the Offer and, if required by applicable law, vote in favor of the approval of the Merger. The Hillshire Brands Board recommends that Hillshire Brands’ stockholders accept the Offer and tender their Shares pursuant to the Offer. Hillshire Brands has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

The Offer is conditioned upon, among other things, (i) there being validly tendered, and not validly withdrawn, prior to the expiration of the Offer, a number of Shares (excluding shares tendered pursuant to notices of guaranteed delivery for which Shares have not been delivered) that, together with the Shares then beneficially owned by Tyson and/or Purchaser, represents at least two-thirds of the total number of Shares outstanding as of the expiration of the Offer and (ii) expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder. The Offer is not conditioned upon Tyson or Purchaser obtaining financing. The Offer is also subject to the other conditions described in Section 15 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or any other person (other than to the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their clients.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and the Offer to Purchase.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

MACKENZIE PARTNERS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF TYSON, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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